Press Release	Exhibit 99.1

Photon Dynamics Announces Initiatives to Drive Improved Performance and Position Company for Future Success

Company Announces Workforce Reduction

SAN JOSE, CA -- February 21, 2007 -- Photon Dynamics, Inc. (NASDAQ: PHTN), a leading global supplier of integrated yield management solutions for the flat panel display (FPD) market, today announced that its board of directors has approved a cost reduction plan designed to accelerate the Company's objective of consistent profitability.

The Company's plan involves operational changes that harness existing strengths, capabilities and market presence, and focuses on:

--	Strategic investments in key R&D programs to position Photon Dynamics for future growth opportunities.

--	Establishment of a smaller, more variable cost base.

--	Reduction of costs and operating expenses through budget discipline and reorganization into a streamlined, functional organization.

Over the past several months, Photon Dynamics' management team has conducted thorough reviews of the Company's global operations. As a result of this ongoing analysis, the Company is instituting a number of initiatives to better align expenses with its core business strategy and lower the Company's breakeven point, without affecting key R&D investments, and without affecting customer support.

Specifically, the plan addresses several cost cutting initiatives including a reduction in its work-force. As a result of today's reduction in force and attrition the Company now has approximately 330 employees, down from approximately 420 at the end of December, 2006. Photon Dynamics will incur a charge of approximately $1.0 million during its second fiscal quarter (ending March 31, 2007) associated with the work-force reduction.

"This was a difficult but necessary decision to ensure the on-going success of the Company," said Jeffrey Hawthorne, Photon Dynamics' chief executive officer. "Photon Dynamics highly values its employees and the contributions they make to the Company; this decision was reached after careful consideration of current flat-panel display industry dynamics balanced against business needs."

Hawthorne continued, "As a management team, we recognize the need to size our business in response to market conditions, and we were compelled to lower our breakeven point based on the current dynamics of the market environment. However, we remain committed to our strategic R&D investment plan, and to providing the same level of support to our customers." Hawthorne concluded, "We believe that profitability and developing avenues which will provide future growth opportunities are of utmost importance to the entire organization."

About Photon Dynamics, Inc.

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the flat panel display market. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput. Founded in 1986, Photon Dynamics is headquartered in San Jose, California with sales and customer support offices in Beijing, China; Seoul, Daejeon, Gumi, and Cheonan, Korea; Hsinchu, Tainan, and Taichung, Taiwan; and Tokyo and Tsu, Japan. For more information about Photon Dynamics, visit its Web site at www.photondynamics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

The statements in this press release are forward-looking statements. These forward-looking statements are based on current expectations on the date of this press release and involve a number of uncertainties and risks. These uncertainties and risks include, but are not limited to: the Company's ability to grow its revenues and to return to profitability; the impact of the reduction in force on the Company's ability to meet its core research and development objectives, continue to provide the same level of customer support, and otherwise to carry on its business; the uncertainty of the Company's estimate of the costs associated with the reduction in force and related actions; and the migration of our manufacturing operations offshore and the changing customer investment climate, which could lead to impairments of assets and additional restructuring costs. As a result, Photon Dynamics' actual results and end user demand may differ substantially from expectations. For further information on risks affecting Photon Dynamics, refer to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption "Factors Affecting Operating Results" in Photon Dynamics' Quarterly Report on Form 10-Q as filed on February 14, 2007 with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.